Exhibit 10.16.04
JACK IN THE BOX INC.
RESTRICTED STOCK UNIT AWARD
UNDER THE 2004 STOCK INCENTIVE PLAN
     THIS AGREEMENT is made as of                     , 20           between Jack in the Box Inc., a Delaware corporation (the “Company”), and «FULL_NAME» (the “Awardee”).
RECITALS
     The Compensation Committee (the “Committee”) of the Board of Directors of the Company which administers the Company’s 2004 Stock Incentive Plan (the “Plan”), has granted to the Awardee as of                     , 20         , this award of Restricted Stock Units (RSUs), on the terms and conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and of the mutual covenants set forth herein and other good and valuable consideration, the parties hereto agree as follows:
     1. RESTRICTED STOCK UNIT AWARD. The Committee hereby grants «SHARES» («NUMBER_OF_SHARES») shares of RSUs (the “Award”) to the Awardee on the terms and conditions set forth herein.
     2. VESTING. Notwithstanding any other provision of the Plan to the contrary, and except as provided in Section 11 (Terminating Transactions) of this Agreement, no portion of this Award shall become vested at any time prior to the Awardee’s termination of employment with the Company. Upon the Awardee’s termination of employment, that portion of the Award which shall be considered vested as of such termination date, shall be determined in accordance with Section 5 of this Agreement. If any shares subject to this Award would otherwise become vested on a day on which the sale of such shares would violate the provisions of the Company’s Insider Trading policy, then such vesting automatically shall be deemed to occur on the next day on which the sale of such shares would not violate the Insider Trading policy.
     3. CONSIDERATION. The Company acknowledges that Awardee has earned the Award Shares in the form of services previously rendered to the Company or a subsidiary pursuant to Delaware Code Section 153.
     4. DISTRIBUTION. An Award that has become vested in accordance with Section 2 of this Agreement shall be distributed to the Awardee in shares of Common Stock of the Company equal to the vested RSUs (the “Award Shares”), or cash, as elected by the Company, in a single lump sum, within 30 days after the six-month anniversary of the Awardee’s termination of employment (provided that “termination of employment” shall have the same meaning as the term “separation from service” under Code Section 409A and the regulations and other guidance issued thereunder). If the Company elects a cash distribution, the amount shall be determined by multiplying (i) the number of Award Shares which would have been distributed, by (ii) the NASDAQ closing price per share for the Common Stock of the Company on the trading date immediately preceding the date of the six-month anniversary of the Awardee’s termination of employment, less any required taxes which the Company determines it must withhold. If the Company elects a stock distribution, the shares of Common Stock underlying this Award shall be registered in the name of the Awardee (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).
     5. TERMINATION OF EMPLOYMENT.
          (a) Termination for Cause. If the Awardee is terminated for cause (as determined by the Company’s Board of Directors (the “Board”) in its sole discretion) prior to <<date 10 years from grant date>>, then all of this Award will be automatically forfeited by the Awardee concurrently with such termination of employment, unless otherwise determined by the Board in its sole discretion, and the Awardee shall not be deemed vested in any portion of this Award, regardless of any vesting percentage which might have applied to such Award on account of this Section 6 for any other reason. If the Awardee is terminated for cause on or after <<date 10 years from grant date>>, upon termination 100% of the award shall vest.
          (b) Involuntary Termination or Voluntary Termination. If the Awardee ceases to be employed by the Company, its parent or a subsidiary because of Awardee’s involuntary termination (other than for cause as described above) or voluntary termination, before the Awardee is eligible to retire under a Company sponsored retirement plan, then that portion of the Award which shall be considered vested on such termination shall be, unless otherwise determined by the Board in its sole discretion, calculated in accordance with the following schedule.

Date of Termination	Vesting Percentage
Prior to <<date 3 years from grant date>>	0%
On or after <<date 3 years from grant date>>	15%
On or after <<date 4 years from grant date>>	20%
On or after <<date 5 years from grant date>>	25%
On or after <<date 6 years from grant date>>	30%
On or after <<date 7 years from grant date>>	35%
On or after <<date 8 years from grant date>>	40%
On or after <<date 9 years from grant date>>	45%
On or after <<date 10 years from grant date>>	100%
Any portion of the Award which does not become vested on the date of termination of employment shall be forfeited as of the date of termination of employment. It shall be the responsibility of the Awardee to notify the Company of any changes in address. As used in this Agreement, the term “parent” means any present or future corporation which would be a “parent corporation” of the Company as defined in Section 424(e) of the Internal Revenue Code, and “subsidiary” means any present or future corporation which would be a “subsidiary corporation” of the Company as defined in Section 424(f) of the Internal Revenue Code.
          (c) Retirement. If Awardee is eligible to retire under a Company sponsored retirement plan and terminates employment with the Company, its parent or a subsidiary for any reason other than (A) termination for cause, as determined by the Company in its sole discretion, or (B) the Awardee’s death or Total and Permanent Disability (as defined below), then this Award shall become vested on such termination date in an amount equal to the greater of (i) such vesting as would have been determined by assuming 30% of the Award vested on <<date 3 years from grant date>>, and thereafter an additional 10% of the shares subject to this Award shall have become vested on each anniversary date of the Award following <<date 3 years from grant date>> until such time as the Award became 100% vested on the date 10 years after the anniversary of the original grant of this Award, or (ii) provided that as of <<date 3 years from grant date>>, the Awardee is still employed by the Company, and had been continuously employed by the Company since the date this Award was granted, such vesting as would have occurred had 10% of the Award been determined to be vested for each year of service the Awardee provided to the Company, or (iii) in such greater amount as may be determined by the Board in its sole discretion. In no event however shall any portion of this Award be considered vested prior to the Awardee’s termination date. It shall be the responsibility of the Awardee to notify the Company of any changes in address.
          (d) Disability. If the Awardee shall suffer Total and Permanent Disability while in the employment of the Company, its parent or a subsidiary, then this Award will become 100% vested on such date the Awardee terminates employment on account of such Total and Permanent Disability. As used in this Agreement “Total and Permanent Disability” is defined as the inability to perform the duties of Awardee’s occupation, or any occupation for which Awardee is qualified or may reasonably become qualified by education, training or experience, because of an illness or injury of unavoidable cause for a period of at least six (6) months, provided the inability is determined or expected to be permanent by a physician selected by the Company.
          (e) Death. If the Awardee dies while in the employment of the Company, its parent or a subsidiary, and the Awardee had not been determined to have suffered Total and Permanent Disability within ninety (90) days of such Awardee’s death, then this Award will become 100% vested on the date the Awardee terminates employment on account of death. The Award shall be considered transferred to the person or persons (the “Heir”) to whom Awardee’s rights under the Award passed by will or by the applicable laws of descent and distribution, as to all shares of Common Stock granted under this Award. It shall be the responsibility of the Heir to notify the Company of any changes in address.
     7. TAXES AND WITHHOLDING. Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes arising from the receipt or vesting of the Award are the sole responsibility of the Awardee. The Awardee shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required to be withheld in respect of the Award no later than the date of the event creating the tax liability. The Company, to the extent permitted by law, may deduct any such tax obligations from any payment of any kind otherwise due to the Awardee. In the event that payment to the Company of such tax obligations is made in shares of Common Stock, such shares shall be valued at fair market value on the applicable date for such purposes and shall not exceed in amount the minimum statutory tax withholding obligation.
     8. LEGALITY. The Company is not required to issue any shares of Common Stock subject to this Award until all applicable requirements of the Securities and Exchange Commission (the “SEC”), the California Department of Corporations or other regulatory agencies having jurisdiction with respect to such issuance, and any exchanges upon which the Common Stock may be listed, shall have been fully complied with.
          If shares of Common Stock subject to this Award are being distributed subject to restrictions or if the rules and interpretations of the SEC so require, such shares may be issued only if the Awardee represents and warrants in writing to the Company that the shares are being acquired for investment and not with a view to the distribution thereof, and any certificates issued upon distribution of the shares shall bear appropriate legends setting forth the restrictions on transfer of such shares. Such legends may not be removed until the Company so requests, based on the opinion of the Company’s Counsel that the restrictions are no longer applicable.
     9. ADJUSTMENTS IN STOCK. Subject to the provisions of the Plan, if the outstanding shares of the Company of the class subject to this Award are increased or decreased, or are changed into or exchanged for a different number or kind of shares or securities as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments, to be conclusively determined by the Committee, shall be made in the number and/or type of shares or securities subject to this Award consistent with any and all changes stipulated above, and any fractional shares resulting from adjustments will be rounded down to the nearest whole number.
     10. NONTRANSFERABILITY OF AWARD. This Award is not transferable otherwise than by will or the laws of descent and distribution. This Award shall not be otherwise transferred, assigned, pledged, hypothecated or otherwise disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer this Award otherwise than by will or the laws of descent and distribution or to assign, pledge, hypothecate or otherwise dispose of this Award, or upon the levy of any execution, attachment or similar process upon this Award, this Award shall immediately terminate and become null and void.
     11. TERMINATING TRANSACTIONS. Upon the dissolution or liquidation of the Company prior to the Award becoming 100% vested this Award shall terminate. Upon the occurrence of a Change in Control (as defined in the Plan), this Award shall be considered 100% vested as of the date of the Change in Control, but the amount of any cash distribution of the Award shall be measured using the NASDAQ closing price per share for the Common Stock of the Company on the trading date immediately preceding the date of the Change in Control, plus interest at a reasonable rate of interest (determined in accordance with Treasury Regulation section 31.3121(v)(2)-1(d)(2)(i)(C)) until the date of distribution.
     12. NOTICES. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail, return receipt requested, or when delivered personally as follows:
          (a) If to the Company, at its principal executive offices at the time of the giving of such notice, or at such other place as the Company shall have designated by notice as herein provided to each of the Awardees;
          (b) If to Awardee, at the address as it appears below Awardee’s signature to this Agreement, or at such other place as Awardee shall have designated by notice as herein provided to the Company; and
          (c) If to any other holder, at such holder’s last address appearing in the Company’s records.

It shall be the responsibility of the Awardee to notify the Company of any changes in address.
     13. PLAN CONTROLS. The Award and all terms and conditions set forth in this Agreement are subject in all respects to the terms and conditions of the Plan as may be amended from time to time, (but no amendment shall adversely affect the Awardee’s rights under this Award) and any rules and regulations promulgated by the Committee, which shall be controlling. All constructions, interpretations, rule determinations or other actions taken by the Committee shall be final, binding and conclusive on all interested parties, including the Company and its subsidiaries and all former, present and future employees of the Company or its subsidiaries. Capitalized terms that are not defined herein shall have the definition given to them in the Plan.
     14. RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in this Agreement shall confer upon the Awardee any right to continue in the employment of the Company or any of its subsidiaries or interfere in any way with any right of the Company to terminate the Awardee’s employment at any time.
     15. RIGHTS AS A SHAREHOLDER. Nothing in the Plan or in this Agreement shall confer upon the Awardee any rights as a stockholder with respect to any Award Shares prior to the date of the issuance of a certificate for such Award Shares to the Awardee.
     16. LAWS APPLICABLE TO CONSTRUCTION. This Agreement shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflicts of law.
     17. RECEIPT OF PROSPECTUS. The Awardee hereby acknowledges that he or she has received a copy of the prospectus relating to the Award and the shares covered thereby and the Plan.
     18. GENERAL. The Company shall at all times during the term of this Award reserve and keep available such numbers of shares of Common Stock as will be sufficient to satisfy the requirements of this Award, shall pay all fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.
     19. ANNUAL REPORTS. The Company shall during the term of this Award provide to Awardee an annual report regarding the Company.
     20. MISCELLANEOUS.
          (a) This writing constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by Awardee and the Company, other than as provided in paragraph (g) below. Anything in this Agreement to the contrary notwithstanding, any modification or amendment of this Agreement by a written agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award granted to the Awardee.
          (b) No waiver of any breach or default hereunder shall be considered valid unless in writing and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, Awardee shall be valid and binding upon any and all persons or entities (other than the Company) who may, at any time, have or claim any rights under or pursuant to this Agreement (including all Awardees hereunder) in respect of the Award originally granted to Awardee.
          (c) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Awardee and his heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting Awardee the right to transfer any of his Award except in accordance with this Agreement.
          (d) If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.
          (e) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
          (f) Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.
          (g) This Agreement is intended to comply with Code Section 409A and shall be administered in a manner consistent with Code Section 409A. Should any provision of this Agreement be found not to comply with the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring Awardee’s consent (notwithstanding the provisions of Section 13 or paragraph (a) above), in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.
          (h) Whenever the pronouns “he” or “his” are used herein they shall also be deemed to mean “she” or “hers” or “it” or “its” whenever applicable. Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply.
          (i) This Agreement may be executed in counterparts, all of which taken together shall be deemed one original.

     IN WITNESS WHEREOF, the Company has caused this Award to be granted on its behalf by its President or one of its Vice Presidents and Awardee has hereunto set his hand on the day and year first above written.

Jack in the Box Inc.	Awardee

By:
	<<Name>>	Signature

Name

Street Address

City and State

Social Security No.